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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the JDS Uniphase Corporation Amended and Restated 1993 Flexible Stock Incentive Plan, 1998 Employee Stock Purchase Plan, 1999 Canadian Employee Stock Purchase Plan, Epion Corporation 1996 Stock Option Plan, and Optical Process Automation, Inc. 2000 Stock Option and Incentive Plan of our report dated July 23, 2002, with respect to the consolidated financial statements and schedule of JDS Uniphase Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2002, filed with the Securities and Exchange Commission.


                                                       ERNST & YOUNG LLP


San Jose, California
September 13, 2002